Exhibit 23.1

Peter Messineo Certified Public Accountant 1982 Otter Way Palm Harbor FL 34685 peter@pm-cpa.com T 727.421.6268 F 727.674.0511

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the incorporation by reference in this Registration Statement on Form S-8 of my report dated February 3, 2011, relating to the financial statements of Neutra Corp. as of January 31, 2011 and the related statement of operations, changes in stockholder’s equity, and cash flows for the period January 11, 2011 (date of inception) through January 31, 2011, appearing in the Form S-1 of Neutra Corp filed with the Securities and Exchange Commission on April 11, 2011.

/s/ Peter Messineo, CPA

Peter Messineo, CPA

April 13, 2012